                                                                      Exhibit 99

[PSYCHIATRIC SOLUTIONS, INC. LOGO]

CONTACT:
Brent Turner
Executive Vice President, Finance and
Administration
(615) 312-5700

     PSYCHIATRIC SOLUTIONS ANNOUNCES PUBLIC OFFERING OF 3,500,000 SHARES OF
                                  COMMON STOCK

FRANKLIN, Tenn. (September 6, 2005) - Psychiatric Solutions, Inc. ("PSI") (NASDAQ: PSYS) today announced that it plans to offer 3,500,000 shares of its common stock to the public. The underwriters also have an option to purchase an additional 525,000 shares of common stock from PSI to cover over-allotments, if any. Merrill Lynch & Co. and Citigroup Global Markets Inc. are the joint book-running managers of the offering. Raymond James & Associates, Inc., JP Morgan Securities Inc., Banc of America Securities LLC, and Avondale Partners, LLC are the co-managers of the offering.

         PSI intends to use the net proceeds from the offering to repay all borrowings under its revolving credit facility and the remainder for the acquisition of new inpatient facilities, the repayment of indebtedness under its senior secured term loan and general corporate purposes.

         The offering will be made pursuant to PSI's currently effective shelf registration statement filed with the Securities and Exchange Commission. This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state of which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         Full details of the offering, including a detailed description of PSI's common stock and certain risk factors involved in investing in PSI's common stock, are contained in a prospectus supplement and related prospectus available through Merrill Lynch & Co., Prospectus Department, 4 World Financial Center, New York, New York 10080 and Citigroup Global Markets Inc., Prospectus Department, at Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220, telephone: (718) 765-6732, facsimile: (718) 765-6734.

         PSI offers an extensive continuum of behavioral health programs to critically ill children, adolescents and adults through its operation of 55 owned or leased freestanding psychiatric inpatient facilities with more than 6,400 beds in 27 states. PSI also manages freestanding psychiatric inpatient facilities for government agencies and psychiatric inpatient units within medical/surgical hospitals owned by others.

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